Exhibit 99.1






News Release

For Immediate Release

Media contact:
Ali Mahdavi
Genoa Management
Tel:  416-962-3300 x.225



                   TENGTU MOURNS THE PASSING OF ZHANG, FAN QI

TORONTO & BEIJING...OCTOBER 24, 2003...Tengtu International Corp. (TIC) (OTCBB:TNTU), announced today with sadness, the untimely death of Mr. Zhang, Fan Qi, CEO and Chairman of Tengtu China and a director of Tengtu International Corp.

Mr. Zhang, 46 years old, will be remembered for his significant contribution and legacy in building Tengtu into a leading education company in China's K-12 market.

The Board of TIC and each individual member mourn the loss of a friend, as well as a fellow Director. Condolences are offered to his family, in particular to his gracious wife and his 14 year-old son.

Mr. Zhang, in overseeing the addition of new management to the company in contemplation of our restructuring, has ensured his vision and that opportunity for the company will be realized and ongoing well into the future.

"Suffice to say, I find great difficulty in expressing my feelings at this time. It has been a great honour to work closely with Zhang, Fan Qi and assist in implementing his vision. Over the past year Fan Qi and I have worked closely to restructure the company and add key management who will execute this vision and ensure the smooth running of the day to day operations," stated William Ballard, Chairman of TIC.

"I can assure all that Tengtu management and staff will continue to work tirelessly to accomplish our goal of a successful Tengtu for the benefit of both the students in China and the shareholders of the company," added Mr. Ballard.